Aflac Incorporated Form 8-K

EXHIBIT 99.1

AFLAC SELLS GREEK SOVEREIGN DEBT,

REDUCES PERPETUAL SECURITIES EXPOSURE,

FURTHER ENHANCES RISK-BASED CAPITAL RATIO

COLUMBUS, Georgia – June 28, 2010 – Aflac Incorporated announced today that it has sold its holdings of Greek sovereign debt and reduced its investment exposure to perpetual, or so-called “hybrid,” securities through two separate transactions.

The company sold its entire holdings of Greek sovereign debt, which totaled $270 million of par value at March 31, 2010. As a result of the sale, the company will incur a realized after-tax investment loss of approximately $67 million on a generally accepted accounting basis (GAAP) in its second quarter financial statements.

The company also exchanged a perpetual, Upper Tier II security of a European issuer for a higher-rated, fixed maturity, senior debt instrument. In addition, the company further reduced its perpetual Upper Tier II holdings through a privately negotiated transaction with another European issuer. The company expects these two transactions to result in a realized after-tax gain of approximately $80 million on a GAAP basis in the second quarter. In addition, these two transactions lowered the company’s exposure to perpetual securities by $725 million of par value, or 8.4% of total perpetual securities at March 31, 2010.

Commenting on the securities transactions, Aflac Incorporated President and Chief Financial Officer Kriss Cloninger III stated, “It is our time-tested investment approach to carefully assess the credit quality of our portfolio and our investment concentrations on an ongoing basis. As a result of extensive credit analysis, we believed it was prudent to trim our exposures to Eurozone sovereign debt. As we’ve done in the past, we also concluded it was in our best interest to take advantage of opportunities to selectively reduce our holdings of perpetual securities.

“Although these transactions resulted in losses on a statutory accounting basis, we estimate they will add approximately 20 points to our risk-based capital ratio by reducing investment concentrations and reinvesting into higher-rated debt securities. As we have repeatedly discussed, our primary focus is to maintain a strong capital position. That is especially true today, given uncertainty in the global economic environment and the volatility of capital markets. As such, we will continue to assess the creditworthiness of issuers in our portfolio and manage our investments in a way that reflects our risk tolerance and the objectives we’ve set for earnings growth. In that regard, we continue to believe our objectives of increasing operating earnings per diluted share 9% to 12% in 2010 and 8% to 12% in 2011, before the impact of currency translation, are achievable.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For 55 years, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one insurance company in terms of individual insurance policies in force. Aflac insurance products provide protection to more than 50 million people worldwide. Aflac has been recognized by Ethisphere magazine as one of the World’s Most Ethical Companies for four consecutive years, and Forbes magazine named Aflac as America’s Best-Managed Company in the Insurance category. In 2010, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the twelfth consecutive year and also included Aflac on its list of

Most Admired Companies for the ninth time. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by Company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and downgrades in certain securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac’s investment in perpetual securities; differing judgments applied to investment valuations; subjective determinations of amount of impairments taken on our investments; realization of unrealized losses; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular sector; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries’ ability to pay dividends to the Parent Company; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com

Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com